1933 Act Registration No. 333-158372

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[X] PRE-EFFECTIVE AMENDMENT NO.  1
[   ] POST-EFFECTIVE AMENDMENT NO. ___

CALVERT TAX-FREE RESERVES
(Exact Name of Registrant as Specified in Charter)

Address of Principal Executive Offices:
4550 Montgomery Avenue, Suite 1000N
Bethesda, MD 20814

Registrant's Telephone Number:
800-368-2745

Name and Address of Agent for Service:
William M. Tartikoff, Esq.
Calvert Group, Ltd.
4550 Montgomery Ave. Suite 1000N
Bethesda, MD 20814

Approximate Date of Proposed Public Offering:

May 18, 2009

No filing fee is due for Registrant because of reliance on Section 24(f) of the Investment Company Act of 1940.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until May 8, 2009 or until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of Bethesda, and State of Maryland, on the 1st day of May 2009.

CALVERT TAX-FREE RESERVES

By: _________________**_________________
Barbara J. Krumsiek
President and Trustee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

__________**____________ Barbara J. Krumsiek	President and Trustee	05/01/09

__________**____________ Ronald M. Wolfsheimer	Treasurer	05/01/09

__________**____________ Richard L. Baird, Jr.	Trustee	05/01/09

__________**____________ Douglas E. Feldman	Trustee	05/01/09

__________**____________ John G. Guffey, Jr.	Trustee	05/01/09

__________**____________ M. Charito Kruvant	Trustee	05/01/09

__________**____________ Arthur J. Pugh	Trustee	05/01/09

__________**____________ David R. Rochat	Trustee	05/01/09

__________**____________ D. Wayne Silby	Trustee	05/01/09

**By Ivy Wafford Duke as Attorney-in-fact, pursuant to Power of Attorney.

/s/ Ivy Wafford Duke